Exhibit 99.1

Airgas Reports Fiscal 2015 Second Quarter Earnings

  Diluted EPS of $1.30, up 4% over prior year adjusted diluted EPS*
  Total sales up 6% over prior year
  Organic sales up 4% over prior year, with gas & rent up 3% and hardgoods up 6%
  Updated fiscal year 2015 diluted EPS guidance to $5.00 to $5.10, representing 6% to 8% growth over fiscal 2014 adjusted diluted EPS*

RADNOR, Pa.--(BUSINESS WIRE)--October 23, 2014--Airgas, Inc. (NYSE: ARG), one of the nation’s leading suppliers of industrial, medical, and specialty gases, and related products, today reported earnings per diluted share of $1.30 for its second quarter ended September 30, 2014, up 4% over the prior year adjusted diluted EPS* and consistent with the Company’s expectations.

Second quarter sales increased 6% over the prior year to $1.36 billion. Organic sales were up 4% over the prior year, with gas and rent up 3% and hardgoods up 6%. Acquisitions contributed sales growth of 2% in the quarter.

	Second Quarter
	FY2015	FY2014	% Change
Earnings per diluted share (GAAP)	$1.30	$1.27	2%
State income tax benefit	-	(0.02)
Adjusted earnings per diluted share (non-GAAP)	$1.30	$1.25	4%

“Organic sales during the quarter came in slightly above our expectations with hardgoods leading the growth, and our earnings were solidly in the middle of our guidance range,” said Airgas President and Chief Executive Officer Michael L. Molinini. “Although sluggishness persists in some sectors, activity this quarter reaffirmed our prior belief that sectors such as mining and heavy equipment that were significant headwinds in the prior year are now stabilizing. In addition, continued strong growth in our Red-D-Arc business and consistent requests for staging of materials for energy-related construction projects indicate to us that non-residential construction activity should continue to increase as the year progresses, providing a lift to our construction and other key end markets as reflected in our guidance.”

Selling, distribution, and administrative expenses increased 5% over the prior year, with operating costs associated with acquired businesses representing approximately 2% of the increase. The balance of the increase reflects normal expense inflation, as well as expenses associated with the Company’s investments in long-term strategic growth initiatives, including its e-Business platform and continued expansion of its telesales business through Airgas Total Access.

Operating margin was 12.9%, down 30 basis points compared to the prior year and primarily reflecting a sales mix shift towards hardgoods.

Year-to-date free cash flow* was $147 million, compared to $238 million in the prior year, and adjusted cash from operations* was $356 million, compared to $397 million in the prior year. The reduction in operating cash flow represents current year increases in working capital in support of sales growth in addition to the comparison of a particularly strong prior year which benefitted from improvements in accounts receivable following SAP conversions. Free cash flow in the current year is further impacted by a year over year increase in capital expenditures reflecting investment in revenue-generating assets including two air separation plants, our e-Business platform and a new distribution center.

Return on capital* was 12.1% for the twelve months ended September 30, 2014, down 30 basis points compared to the prior year.

Since the beginning of its fiscal year, the Company has acquired 12 businesses with aggregate annual sales of more than $43 million.

Guidance

“We’re squarely focused on executing on the fundamentals of our business,” said Airgas Executive Chairman Peter McCausland. “We continue to develop our sales channels through Total Access and our robust new e-Business platform, as well as strengthening our sales organization through enhancements like the new District Manager role, training, and sales force effectiveness initiatives. We’re leveraging SAP to improve the productivity of our business, and expense control is a high priority. As imbalances in supply and demand for certain products, particularly argon, have pressured our product costs and distribution expenses, we are working hard to try to recover those costs through our pricing actions.”

“Ninety-eight percent of our business is based right here in the world’s largest economy, and we believe the fundamentals for long-term growth in the U.S. economy, particularly in the manufacturing, construction and energy industries, will be favorable for years to come,” McCausland added. “Overall, we are seeing modestly strengthening business conditions and expect near-term continued improvement, despite softness in some sectors. Our guidance continues to assume acceleration in sales growth rates during the second half of the year, with the reduction in the high end of our range primarily reflecting mix pressure from outperformance in hardgoods, cost pressures related to supply disruptions, and a lower than previously expected year-over-year contribution from refrigerants.”

For the third quarter of fiscal year 2015, the Company expects earnings per diluted share in the range of $1.20 to $1.25, representing an increase of 9% to 14% over prior year earnings per diluted share of $1.10 and an increase of 2% to 6% over prior year adjusted earnings per diluted share* of $1.18. Third quarter guidance assumes a year-over-year organic sales growth rate in the mid single digits. For the full fiscal year 2015, the Company expects earnings per diluted share in the range of $5.00 to $5.10, representing an increase of 7% to 9% over prior year earnings per diluted share of $4.68 and an increase of 6% to 8% over prior year adjusted earnings per diluted share* of $4.72. Full year guidance includes a negative $0.09 to $0.11 per diluted share year-over-year impact from variable compensation reset following a below-budget year in fiscal 2014.

The Company’s previous fiscal 2015 guidance range for earnings per diluted share was $5.00 to $5.20, an increase of 6% to 10% over fiscal 2014 adjusted earnings per diluted share*.

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Thursday, October 23. The teleconference will be available by calling 800-310-8725 (U.S./Canada) or 719-325-4788 (International). The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on demand webcast of the teleconference) are available in the “Investor Relations” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through November 20 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through October 30. To listen, call 888-203-1112 (U.S./Canada) or 719-457-0820 (International) and enter passcode 1602977.

* See attached reconciliations and computations of non-GAAP adjusted earnings per diluted share, adjusted effective tax rate, adjusted cash from operations, free cash flow, and return on capital financial measures.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation’s leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. More than 16,000 associates work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through e-Business, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: the Company’s expectations regarding its fiscal 2015 third quarter and full fiscal year 2015 organic sales growth and earnings per diluted share, and the Company’s intent to continue to invest in its strategic initiatives to promote long-term growth. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns or weakening in the operating and financial performance of our customers, any of which could negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic conditions; customer acceptance of price increases; increases in energy costs and other operating expenses at a faster rate than our ability to increase prices; changes in customer demand resulting in our inability to meet minimum product purchase requirements under long-term supply agreements and the inability to negotiate alternative supply arrangements; supply cost pressures; shortages and/or disruptions in the supply chain of certain gases; EPA rulings and the pace and manner of U.S. compliance with the Montreal Protocol as they relate to the production and import of Refrigerant-22 (also known as HCFC-22 or R-22); higher than expected expenses associated with the expansion of our telesales business, e-Business platform, the adjustment of our regional management structures, our strategic pricing initiatives and other strategic growth initiatives; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our ability to achieve anticipated acquisition synergies; operating costs associated with acquired businesses; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; the impact of changes in credit market conditions on our customers; our ability to effectively leverage our new SAP system to improve the operating and financial performance of our business; changes in tax and fiscal policies and laws; increased expenditures relating to compliance with environmental and other regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulations; the extent and duration of sluggish conditions in the U.S. economy, including in particular, the U.S. industrial economy; the economic recovery in the U.S.; catastrophic events and/or severe weather conditions; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2014 Form 10-K, subsequent Form 10-Q, and other forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations and computations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net sales	$1,357,755	$1,281,970	$2,671,342	$2,561,861

Costs and expenses:
Cost of products sold (excluding depreciation)	600,534	563,012	1,183,940	1,138,555
Selling, distribution and administrative expenses	500,375	474,455	995,088	947,930
Depreciation	73,160	68,487	145,795	135,517
Amortization	7,905	7,247	15,657	14,476
Total costs and expenses	1,181,974	1,113,201	2,340,480	2,236,478

Operating income	175,781	168,769	330,862	325,383

Interest expense, net	(18,562)	(20,665)	(34,701)	(41,459)
Other income, net	81	1,474	1,950	1,587

Earnings before income taxes	157,300	149,578	298,111	285,511

Income taxes (a)	(58,988)	(54,596)	(110,947)	(105,843)

Net earnings	$98,312	$94,982	$187,164	$179,668

Net earnings per common share:

Basic earnings per share	$1.32	$1.29	$2.52	$2.45

Diluted earnings per share	$1.30	$1.27	$2.48	$2.41

Weighted average shares outstanding:
Basic	74,561	73,507	74,417	73,372
Diluted	75,754	74,815	75,616	74,676

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	September 30,	March 31,
	2014	2014

ASSETS
Cash	$65,712	$69,561
Trade receivables, net	719,149	701,060
Inventories, net	487,778	478,149
Deferred income tax asset, net	57,347	57,961
Prepaid expenses and other current assets	98,040	92,356
TOTAL CURRENT ASSETS	1,428,026	1,399,087

Plant and equipment, net	2,871,224	2,802,415
Goodwill	1,309,247	1,289,896
Other intangible assets, net	253,027	258,836
Other non-current assets	43,250	43,080
TOTAL ASSETS	$5,904,774	$5,793,314

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$204,735	$196,911
Accrued expenses and other current liabilities	348,409	345,676
Short-term debt (b)	433,174	387,866
Current portion of long-term debt (c)	205	400,322
TOTAL CURRENT LIABILITIES	986,523	1,330,775

Long-term debt, excluding current portion (d)	2,006,943	1,706,774
Deferred income tax liability, net	820,196	825,897
Other non-current liabilities	88,688	89,219
Stockholders’ equity	2,002,424	1,840,649
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,904,774	$5,793,314

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Six Months Ended
	September 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$187,164	$179,668
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	145,795	135,517
Amortization	15,657	14,476
Deferred income taxes	(6,702)	3,183
Gain on sales of plant and equipment	(1,338)	(828)
Stock-based compensation expense	20,833	19,965

Changes in assets and liabilities, excluding effects of business acquisitions:
Trade receivables, net	(12,812)	9,632
Inventories, net	(7,226)	8,424
Prepaid expenses and other current assets	(5,395)	6,913
Accounts payable, trade	6,513	(13,948)
Accrued expenses and other current liabilities	2,514	18,766
Other, net	(3,085)	(574)
Net cash provided by operating activities	341,918	381,194

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(220,872)	(168,483)
Proceeds from sales of fixed assets	10,634	7,292
Business acquisitions and holdback settlements	(29,834)	(15,745)
Other, net	716	(1,869)
Net cash used in investing activities	(239,356)	(178,805)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in short-term debt (b)	45,112	-
Proceeds from borrowings of long-term debt (d)	306,254	4,666
Repayment of long-term debt (c)	(403,757)	(119,863)
Financing costs	(2,398)	-
Purchase of treasury stock	-	(8,127)
Proceeds from the exercise of stock options	19,830	22,946
Stock issued for the Employee Stock Purchase Plan	8,994	8,797
Excess tax benefit realized from the exercise of stock options	5,091	6,568
Dividends paid to stockholders	(81,942)	(70,505)
Change in cash overdraft and other	(3,595)	(21,992)
Net cash used in financing activities	(106,411)	(177,510)

Change in cash	$(3,849)	$24,879
Cash – Beginning of period	69,561	86,386
Cash – End of period	$65,712	$111,265

See attached Notes.

Notes:

a)	During the quarter ended September 30, 2013, the Company recognized a $1.5 million ($0.02 per diluted share) tax benefit related to a change in a state income tax law, allowing the Company to utilize additional net operating loss carryforwards. The Company's adjusted effective tax rate*, which excludes the $0.02 per diluted share benefit to the Company's income taxes, was 37.5% for the three months ended September 30, 2013 and 37.6% for the six months ended September 30, 2013.

b)	The Company participates in a $750 million commercial paper program supported by its Credit Facility. This program allows the Company to obtain favorable short-term borrowing rates with maturities that vary, but will generally not exceed 90 days from the date of issue. The Company has used proceeds from commercial paper issuances for general corporate purposes. Proceeds from the issuance of an aggregate $300 million of senior notes in June 2014 (Note d) were principally used to pay down commercial paper. The Company principally used commercial paper to redeem its $400 million 4.50% senior notes (the "2014 Notes") which matured in September 2014 (Note c). At September 30, 2014, $433 million was outstanding under the commercial paper program.

c)	In September 2014, the Company made its final payment on the 2014 Notes and financed the requirement with the proceeds from commercial paper issuances and excess cash.

d)	The Company's Credit Facility matures on July 19, 2016. Including the borrowings under the commercial paper program, approximately $210 million was available to the Company under the Credit Facility at September 30, 2014. On June 17, 2014, the Company issued $300 million of 3.65% senior notes maturing on July 15, 2024. The net proceeds from the offering were used for general corporate purposes, including to fund acquisitions and repay indebtedness under the Company's commercial paper program.

e)	Business segment information for the Company's Distribution and All Other Operations business segments is presented in the following tables. Amounts in the "Eliminations and Other" column reported for net sales and cost of products sold (excluding depreciation) represent the elimination of intercompany sales and associated gross profit on sales from the Company's All Other Operations business segment to the Distribution business segment. Although corporate operating expenses are generally allocated to each business segment based on sales dollars, the Company reported expenses (excluding depreciation) related to the implementation of its SAP system under selling, distribution and administrative expenses in the "Eliminations and Other" column.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	September 30, 2014				September 30, 2013
(In thousands)	Dist.	All Other Ops.	Elim. & Other	Total	Dist.	All Other Ops.	Elim. & Other	Total
Gas and rent	$718,743	$147,821	$(8,049)	$858,515	$681,389	$149,313	$(7,916)	$822,786
Hardgoods	498,267	974	(1)	499,240	458,187	997	-	459,184
Total net sales	1,217,010	148,795	(8,050)	1,357,755	1,139,576	150,310	(7,916)	1,281,970

Cost of products sold (excluding depreciation)	531,867	76,717	(8,050)	600,534	491,660	79,268	(7,916)	563,012
Selling, distribution and administrative expenses	452,467	47,908	-	500,375	427,351	45,412	1,692	474,455
Depreciation	66,949	6,211	-	73,160	62,865	5,622	-	68,487
Amortization	6,881	1,024	-	7,905	6,193	1,054	-	7,247
Operating income	$158,846	$16,935	$-	$175,781	$151,507	$18,954	$(1,692)	$168,769

	(Unaudited)				(Unaudited)
	Six Months Ended				Six Months Ended
	September 30, 2014				September 30, 2013
(In thousands)	Dist.	All Other Ops.	Elim. & Other	Total	Dist.	All Other Ops.	Elim. & Other	Total
Gas and rent	$1,415,308	$283,913	$(15,115)	$1,684,106	$1,353,875	$295,180	$(16,377)	$1,632,678
Hardgoods	985,314	1,925	(3)	987,236	926,785	2,400	(2)	929,183
Total net sales	2,400,622	285,838	(15,118)	2,671,342	2,280,660	297,580	(16,379)	2,561,861

Cost of products sold (excluding depreciation)	1,052,800	146,258	(15,118)	1,183,940	996,787	158,147	(16,379)	1,138,555
Selling, distribution and administrative expenses	902,106	92,982	-	995,088	854,582	88,952	4,396	947,930
Depreciation	133,411	12,384	-	145,795	124,529	10,988	-	135,517
Amortization	13,605	2,052	-	15,657	12,255	2,221	-	14,476
Operating income	$298,700	$32,162	$-	$330,862	$292,507	$37,272	$(4,396)	$325,383

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings per Diluted Share and Earnings Guidance

Reconciliations of adjusted earnings per diluted share and earnings guidance:

	Three Months Ended
	September 30,
	2014	2013
Earnings per diluted share	$1.30	$1.27
State income tax benefit	-	(0.02)
Adjusted earnings per diluted share	$1.30	$1.25

	Three	(Guidance Range)			(Guidance Range)
	Months	Three Months Ending		Year	Year Ending
	Ended	December 31, 2014		Ended	March 31, 2015
	Dec 31,			Mar 31,
	2013	Low	High	2014	Low	High

Earnings per diluted share	$1.10	$1.20	$1.25	$4.68	$5.00	$5.10

Adjustments to earnings per diluted share:
State income tax benefit	-	-	-	(0.04)	-	-
Loss on the extinguishment of debt	0.08	-	-	0.08	-	-

Adjusted earnings per diluted share	$1.18	$1.20	$1.25	$4.72	$5.00	$5.10
Year-over-year change		2%	6%		6%	8%

The Company believes its adjusted earnings per diluted share financial measure provides investors meaningful insight into its earnings performance without the impact of benefits from the changes in state income tax rates and law, and the loss on the extinguishment of debt. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted earnings per diluted share financial measure may be different from the adjusted earnings per diluted share financial measures provided by other companies.

Adjusted Effective Tax Rate

Reconciliations of adjusted effective tax rate:

	Three Months Ended	Six Months Ended
	September 30,	September 30,
(In thousands)	2013	2013

Income taxes	$54,596	$105,843
Adjustments to income taxes:
Change in state income tax law	1,493	1,493
Adjusted income taxes	$56,089	$107,336

Earnings before income taxes	$149,578	$285,511

Effective tax rate	36.5%	37.1%

Adjusted effective tax rate	37.5%	37.6%

The Company believes its adjusted effective tax rate financial measure helps investors assess its effective tax rate without the impact of a benefit related to a change in a state income tax law. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted effective tax rate financial measure may be different from the adjusted effective tax rate financial measures provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	September 30,
(In thousands)	2014	2013

Operating income - trailing four quarters	$636,014	$624,924

Average of total assets	$5,790,376	$5,556,120
Average of current liabilities (exclusive of debt)	(536,100)	(523,227)
Average capital employed	$5,254,276	$5,032,893

Return on capital	12.1%	12.4%

The Company believes its return on capital financial measure helps investors assess how effectively it uses the capital invested in its operations. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s return on capital financial measure may be different from the return on capital financial measures provided by other companies.

Adjusted Cash from Operations, Adjusted Capital Expenditures, and Free Cash Flow

Reconciliations and computations of adjusted cash from operations, adjusted capital expenditures, and free cash flow:

	Six Months Ended
	September 30,
(In thousands)	2014	2013

Net cash provided by operating activities	$341,918	$381,194

Adjustments to net cash provided by operating activities:
Stock issued for the Employee Stock Purchase Plan	8,994	8,797
Excess tax benefit realized from the exercise of stock options	5,091	6,568
Adjusted cash from operations	356,003	396,559

Capital expenditures	(220,872)	(168,483)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	10,634	7,292
Operating lease buyouts	1,349	2,516
Adjusted capital expenditures	(208,889)	(158,675)

Free cash flow	$147,114	$237,884

Net cash used in investing activities	$(239,356)	$(178,805)
Net cash used in financing activities	$(106,411)	$(177,510)

The Company believes its adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provide investors meaningful insight into its ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities. The Company’s free cash flow financial measure has limitations and does not represent the residual cash flow available for discretionary expenditures. Certain non-discretionary expenditures such as payments on maturing debt obligations are excluded from the Company’s computation of its free cash flow financial measure. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures may be different from the adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provided by other companies.

CONTACT:
Airgas, Inc.
Investor Contact:
Joseph Marczely, 610-263-8277
joseph.marczely@airgas.com
or
Media Contact:
Sarah Boxler, 610-263-8260
sarah.boxler@airgas.com